For Immediate Release

Exhibit 99.1

Summer Infant, Inc. Announces First Quarter 2007 Results

•	First quarter net revenues up almost 30% year over year

•	First quarter EBITDA up more than 33% year over year

•	Reiterates 2007 revenue and EBITDA guidance of $70—$75 million and $7.5—$8.0 million, respectively

Woonsocket, RI, May 7, 2007 – Summer Infant, Inc. (“Company”) (Nasdaq: SUMR, SUMRU, SUMRW), formerly KBL Healthcare Acquisition Corp. II (“KBL”), today announced financial results for the first quarter ended March 31, 2007 for Summer Infant (USA), Inc., Summer Infant Europe Limited and Summer Infant Asia Ltd (collectively, the “Summer Operating Companies”). The Company consummated its acquisition of the Summer Operating Companies on March 6, 2007. The Company’s reported GAAP results of operations for the three months ended March 31, 2007 includes the combined activity of KBL from January 1, 2007 through March 6, 2007 and the activity of Summer Infant from March 6, 2007 through March 31, 2007. Therefore, the Company has included and refers below solely to the Pro Forma operating performance of the Summer Operating Companies on a stand alone basis (excluding the combination with KBL) for the first quarter of 2007 and for the first quarter of 2006, as this is the clearest comparison of the underlying operations year over year. The full year 2006 results for both the Summer Operating Companies and KBL may be found in the Form 8-K filing of Summer Infant, Inc. dated March 12, 2007.

The Summer Operating Companies’ net revenues for the first quarter of 2007 were $17.170 million, a 29.2% increase from $13.288 million in the first quarter of 2006. This growth was driven primarily by additional penetration at existing customers due to increased product listings and penetration into a larger numbers of stores within customers’ networks. Growth was also driven by strength in the UK which grew 46% year over year. New product introductions and the addition of new customers also contributed to the revenue growth in the quarter. The category that showed the strongest growth was video monitors. In addition, the company generated sales in new categories such as baby gear, which includes strollers, highchairs and swings.

The Summer Operating Companies’ gross profit for the first quarter of 2007 was $6.563 million, a 33.2% increase compared to $4.928 million in the first quarter of 2006. Gross margins for the first quarter of 2007 increased approximately 110 basis points to 38.2% from 37.1% in the first quarter of 2006. This increase is primarily attributable to the continued emphasis on cost reduction programs related to our best selling items and a number of quality improvement initiatives that resulted in reduced product returns.

The Summer Operating Companies’ selling, general and administrative (“SG&A”) expenses excluding depreciation and amortization for the first quarter of 2007 were $4.907 million, or 28.6% of net revenues, compared to $3.683 million, or 27.7% of net revenues, in the first quarter of 2006. The year-over-year increase was due primarily to an increase in variable selling costs, the addition of employees to support future growth, costs related to the development of the soft goods division and continued investment in new product development. The increase in SG&A as a percentage of revenue was driven by costs associated with the soft goods and baby gear teams, which were not in place in the prior year’s quarter and which are expected to start generating revenue in the second quarter of this year.

The Summer Operating Companies’ earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the first quarter of 2007 was $1.656 million, representing a 33.0% increase from the

$1.245 million reported in the first quarter of 2006. The EBITDA margin in the quarter increased to 9.6% of sales compared to 9.4% in the year ago quarter.

“The Summer Operating Companies’ strong growth continued in the first quarter of 2007,” commented, Jason Macari, Chief Executive Officer of the Company and the Summer Operating Companies. “We have organically grown revenues from just over $13 million in the first quarter of 2006 to more than $17 million in the first quarter of 2007 by continuing to develop innovative products in all of our core categories, as well as new ones. In addition, we continue to broaden our relationships with existing and new customers. We have just returned from the JPMA tradeshow where we received positive feedback from our customers on our new and existing product lines.”

The balance sheet as of March 31, 2007 reflects the injection of capital as a result of the acquisition by KBL Healthcare, which was completed on March 6, 2007. As of March 31, 2007, the Company had approximately $7.9 million of cash on the balance sheet, having used approximately $15 million of cash to pay down the outstanding balance on its line of credit. The Company now has an untapped $17 million line of credit.

Based on customer commitments to date and updated sales data at the retail level, the Company is affirming previously issued guidance for the full year 2007, which calls for net revenues of $70 to $75 million and EBITDA of $7.5 to $8.0 million, before any acquisitions.

Mr. Macari stated, “We are very pleased to report that our performance was on plan in the first quarter. Looking ahead, we expect sales in the second and third quarters to increase sequentially from the first quarter due to mid-year product introductions, including the initial shipments of soft goods.”

Summer Infant, Inc will host a conference call today to discuss financial results for its first quarter ended March 31, 2007 at 4:30 p.m. Eastern Time Monday May 7, 2007. This call is being web cast and can be accessed by visiting the Investor section of our website at www.summerinfant.com. Investors may also listen to the call via the phone by dialing (913) 312-1234. In addition, a telephone replay will be available by dialing (719) 457-0820 (pass code 6349501) through May 21, 2007, at 11:59 p.m. Eastern Time

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years), which are sold principally to large U.S. retailers. The Company currently sells proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, infant thermometers and related health and safety products, booster and potty seats, soft goods, bouncers, strollers, highchairs and swings.

This release includes certain financial information (EBITDA) not derived in accordance with generally accepted accounting principles (“GAAP”). The Company believes that the presentation of this non-GAAP measure provides information that is useful to investors as it indicates more clearly the ability of Summer’s assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements and otherwise meet its obligations as they become due. We have included a reconciliation of this information to the most comparable GAAP measures in a table below the Statement of Operations.

Forward Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of the Company’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements.

Contact:

Jason Macari

Chief Executive Officer

Summer Infant, Inc.

(401) 671-6563

or

Devlin Lander

Integrated Corporate Relations

(415) 292-6855

Summer Operating Companies

Pro Forma Consolidated Statements of Operations

(in thousands of US dollars)

	For the three months ended March 31,
	2007	2006
Net revenues	$17,170	$13,288
Cost of goods sold	10,607	8,360

Gross profit	6,563	4,928
Selling, general & administrative expenses	4,907	3,683
Depreciation & amortization	280	130

Income before interest	1,376	1,115
Interest expense	157	170

Income before taxes	$1,219	$945

EBITDA Reconciliation:

Income before interest	1,376	1,115
Plus: depreciation & amortization	280	130

EBITDA	$1,656	$1,245

The above condensed income statement reflects the unaudited operating performance of Summer Operating Companies on a stand alone basis for Q1 of 2007 versus 2006. This is the clearest comparison of the underlying operations year over year, as it excludes the impacts of the combination with KBL. This is a pro forma comparison for informational purposes only. The actual quarterly reporting in Form 10Q will contain the three months of activity of KBL Healthcare plus the 25 days of Summer operating performance subsequent to the merger (March 6, 2007 through March 31, 2007).

Summer Infant Inc

GAAP Condensed Consolidated Statements of Operations

(in thousands of US dollars except per share amounts)

Unaudited

For the three months ended March 31, 2007
Net revenues	$4,771
Cost of goods sold	2,925

Gross profit	1,846
Selling, general & administrative expenses	1,863
Stock option and amortization expense	182

Operating loss before interest	(199)
Interest income (expense)	532

Income before taxes	333
Income tax expense	133

Net income	$200

Net income per share- basic and diluted	$0.02

Weighted average shares outstanding	11,944,000

The results of operations for the three months ended March 31, 2007 represents the combined activity of KBL Healthcare from January 1, 2007 through March 6, 2007 (which represents general and administrative expenses of KBL Healthcare, net of interest income generated by the $52 million cash balance prior to the acquisition of Summer Infant on March 6, 2007) and the activity of Summer Infant from March 6, 2007 through March 31, 2007.

Summer Infant, Inc.

Consolidated Balance Sheet

(in thousands of US dollars)

Unaudited March 31, 2007
Cash and cash equivalents	$7,865
Trade receivables	10,845
Inventory	10,248
Prepaids and other current assets	582

Total current assets	29,540
Property and equipment, net	7,098
Goodwill and other intangibles	39,240
Other assets	509

Total assets	$76,387

Line of credit	$0
Accounts payable and accrued expenses	7,918
Current portion of long term liabilities	3,222

Total current liabilities	11,140
Long term liabilities, less current portion	113

Total liabilities	11,253

Total stockholders equity	65,134

Total liabilities & stockholders equity	$76,387

The March 31, 2007 amounts include the effects of the merger between KBL Healthcare and Summer Infant which occurred on March 6, 2007.